As filed with the Securities and Exchange Commission on February 13, 2009

Registration No. 333-156885

          UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
to

Form S-3

REGISTRATION STATEMENT
THE SECURITIES ACT OF 1933

HELICOS BIOSCIENCES CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation) or Organization)	05-0587367 (I.R.S. Employer Identification No.)

One Kendall Square
Building 700
Cambridge, Massachusetts 02139
(617) 264-1800
(Address, Including Zip Code and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Ronald A. Lowy
Chief Executive Officer
Helicos BioSciences Corporation
One Kendall Square
Building 700
Cambridge, Massachusetts 02139
(617) 264-1800
(Name, Address, Including Zip Code and Telephone Number, Including
Area Code, of Agent for Service)

With Copies to:

Stuart M. Cable, Esq. James A. Matarese, Esq. Goodwin Procter LLP Exchange Place 53 State Street Boston, Massachusetts 02109 (617) 570-1000	Mark C. Solakian, Esq. Vice President and General Counsel Helicos BioSciences Corporation One Kendall Square Building 700 Cambridge, Massachusetts 02139 (617) 264-1800

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

          If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share	68,406,202	$1.13	$76,956,977.25	$3,024.41(3)

(1)
Includes 25,652,333 shares of common stock that may be issued upon the exercise of warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued with respect to the shares registered hereby resulting from stock splits, stock dividends, recapitalizations or similar capital adjustments.

(2)
Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the registrant's common stock as reported on The NASDAQ Global Market on January 15, 2009.

(3)
Previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2009

PRELIMINARY PROSPECTUS

68,406,202 Shares

HELICOS BIOSCIENCES CORPORATION

Common Stock

        This prospectus relates to the resale from time to time of up to 68,406,202 shares of our common stock, which includes 25,652,333 shares of our common stock issuable upon the exercise of warrants, by the selling stockholders named in this prospectus. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

        The selling stockholders may sell the shares of common stock being offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under "Plan of Distribution." The selling stockholders may sell the shares in negotiated transactions or otherwise, at the prevailing market price for the shares or at negotiated prices. We will not be paying any underwriting discounts or commissions in this offering.

        Our common stock is listed on The NASDAQ Global Market under the symbol "HLCS." On February 11, 2009, the last reported sale price of our common stock on The NASDAQ Global Market was $0.84 per share.

        Investing in our common stock involves a high degree of risk. You are urged to read the section entitled "Risk Factors" beginning on page 4 of this prospectus, which describes specific risks and other information that should be considered before you make an investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2009.

        You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. Neither we nor the selling stockholders are making an offer to sell or seeking an offer to buy shares of our common stock under this prospectus or any applicable prospectus supplement in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein are accurate only as of their respective dates, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since that date.

SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and the documents that we incorporate by reference into this prospectus, before making an investment decision. References to "we," "us," "our," "our company," "the Company," and "HLCS" refers to Helicos BioSciences Corporation and its subsidiaries, unless the context requires otherwise.

About Helicos BioSciences Corporation

        Helicos BioSciences Corporation is a life sciences company focused on innovative genetic analysis technologies for the research, drug discovery and clinical diagnostics markets. Our products are based on our proprietary True Single Molecule Sequencing (tSMS)™ technology which enables rapid analysis of large quantities of genetic material by directly sequencing single molecules of DNA or single DNA copies of RNA. This approach differs from current methods of sequencing DNA because it analyzes individual molecules of DNA directly instead of analyzing a large number of copies of the molecule produced through complex sample preparation techniques. Our tSMS technology eliminates the need for costly, labor-intensive and time-consuming sample preparation techniques, such as amplification or cloning, which are required by other methods to produce a sufficient quantity of genetic material for analysis.

        We believe that our tSMS technology will represent the first comprehensive and universal solution for single molecule genetic analysis and that its adoption can expand the market for genetic analysis while substantially lowering the cost of individual analyses. Our goal is to enable production-level genetic analysis on an unprecedented scale by providing scientists and clinicians with the ability to compare genes and genomes from thousands of individuals. If our tSMS-based products are successful, the information generated from using these products may lead to improved drug therapies, personalized medical treatments and more accurate diagnostics for cancer and other diseases.

        Our Helicos™ Genetic Analysis Platform is designed to obtain sequencing information by repetitively performing a cycle of biochemical reactions on individual DNA molecules and imaging the results after each cycle. The platform consists of an instrument called the HeliScope™ Single Molecule Sequencer, an image analysis computer tower called the HeliScope™ Analysis Engine, associated reagents, which are chemicals used in the sequencing process, and disposable supplies.

        The imaging capability of the HeliScope Sequencer is designed to accommodate performance beyond what is needed to meet the platform's initial goals, providing the flexibility to introduce substantial throughput and cost improvements in the future without major changes to or replacement of the instrument. We believe that the Helicos Genetic Analysis Platform will ultimately enable the automated, parallel sequencing of billions of individual DNA molecules at orders of magnitude of greater speed and lower cost than other sequencing systems.

        We shipped our first Helicos Systems in 2008 following assembly and completion of our initial verification and validation process but did not recognize any revenue from these initial shipments in 2008. As a result, we believe that we have incurred the substantial majority of the costs related to the development of the initial version of our Helicos System. In anticipation of future orders and shipments, we are assembling and are testing multiple production units of our Helicos System. The initial shipments of the Helicos Systems will be subject to various customer evaluation periods with acceptance criteria, and we expect the customer evaluation period to extend beyond the fiscal quarters in which commercial units are shipped. We continue to secure orders for the Helicos System and expect to recognize revenue from our initial instrument shipments in 2009. Future revenues from sales of our instruments, proprietary reagents and disposable supplies will depend on the timing of system placements, customers' use of the system and our ability to maintain our proprietary position on the reagents and disposable supplies. Because we have limited experience in the commercialization of our Helicos System, we cannot predict the percentage of our revenues that we will derive from sales of proprietary reagents and disposable supplies. However, over time we would expect the sales of the reagents and disposable supplies to increase as our installed base of instruments grows and usage of these instruments increases.

        We expect to continue to incur operating losses for at least the next two years, and will need additional financing to support our activities. If required, we will seek to fund our operations through public or private equity or debt financings or other sources, such as partnerships. Adequate additional funding may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue business strategies. If adequate funds are not available to us, we may be required to delay, reduce or eliminate research and development programs, reduce or eliminate commercialization efforts, obtain funds through arrangements with collaborators or others on terms unfavorable to us or pursue merger or acquisition strategies.

        We were incorporated in Delaware in May 2003 under the name RareEvent Medical Corporation, renamed Newco LS6, Inc. in September 2003 and ultimately renamed Helicos BioSciences Corporation in November 2003. Our corporate offices are located at One Kendall Square, Building 700, Cambridge, Massachusetts 02139. Our telephone number is (617) 264-1800. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, definitive proxy statements on Form 14A, current reports on Form 8-K, and any amendments to those reports are made available free of charge on our website, www.helicosbio.com, as soon as reasonably practicable after such reports are electronically filed with or furnished to the Securities and Exchange Commission (SEC). Statements of changes in beneficial ownership of our securities on Form 4 by our executive officers and directors are made available on our website by the end of the business day following the submission to the SEC of such filings. In addition, the SEC's website, www.sec.gov, contains reports, proxy statements, and other information regarding reports that we file electronically with the SEC. Information contained on our website does not constitute part of this prospectus or any prospectus supplement.

THE OFFERING

Issuer	Helicos BioSciences Corporation
Selling Stockholders	Accredited investors who purchased shares of our common stock and warrants in a private placement in December 2008.
Securities offered by Selling Stockholders	68,406,202 shares of our common stock, which includes 25,652,333 shares issuable to the selling stockholders named in this prospectus upon the exercise of the warrants.
Use of proceeds
We will not receive any proceeds from sales of the shares of common stock sold from time to time under this prospectus by the selling stockholders. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants, which will be used for general corporate purposes.
Warrants
Each warrant is exercisable for shares of our common stock at an initial exercise price of $0.45 per share, subject to adjustment upon certain events. The warrants were exercisable upon issuance and will expire at 5:30 p.m., New York City time, on December 23, 2013.
Trading of Warrants
The common stock underlying the warrants is being registered for resale hereunder. Currently, there is no public market for the warrants, and we do not expect that any such market will develop. The warrants will not be listed on any securities exchange or included in any automated quotation system.
Risk Factors
An investment in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4 for a discussion of certain factors that you should consider when evaluating an investment in our common stock.
NASDAQ Global Market symbol	"HLCS"

RISK FACTORS

        You should carefully consider the following information about risks and uncertainties that may affect us or our business, together with the other information appearing elsewhere in this prospectus. If any of the following events, described as risks, actually occur, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment in our securities. An investment in our securities is speculative and involves a high degree of risk. You should not invest in our securities if you cannot bear the economic risk of your investment for an indefinite period of time and cannot afford to lose your entire investment.

RISKS RELATED TO OUR BUSINESS

Although we began shipping Helicos™ Genetic Analysis Systems to our initial customers during 2008, we may not be able to successfully scale the manufacturing process necessary to build and test multiple Helicos Genetic Analysis Systems on a full commercial basis, in which event our business would be materially harmed.

        To ship multiple Helicos Genetic Analysis Systems on a full production scale, we need to continue the testing and performance validation of the system. In order to sustain our commercial launch involving multiple shipments of the Helicos Systems, we need to take other steps to scale the manufacturing process of the system, including improvements to our manufacturing yields and cycle times, manufacturing documentation and quality assurance and quality control procedures. We also need to scale our manufacturing process of the proprietary reagents and disposable supplies that are part of the system. If we are unable to successfully complete these tasks, we may not be able to ship multiple Helicos Systems on a full production scale which would materially harm our business. In addition, although we believe that we have already incurred the substantial majority of the costs related to the development of the initial version of our Helicos System, if we experience unanticipated problems with our initial system placements, these costs could substantially increase, which would materially harm our business.

We have a history of operating losses, expect to continue to incur substantial losses, might never achieve or maintain profitability and might have a going concern issue in the future.

        We are a development-stage company with limited operating history. We have incurred significant losses in each fiscal year since our inception, including net losses attributable to common stockholders of $44.5 million and $35.1 million in the nine months ended September 30, 2007 and 2008, respectively. As of September 30, 2008, we had an accumulated deficit of $129.2 million. These losses have resulted principally from costs incurred in our research and development programs and from our selling, general and administrative expenses. In the nine months ended September 30, 2007, we used cash in operating activities of $21.9 million and had capital expenditures totaling $1.3 million. In the nine months ended September 30, 2008, we used cash in operating activities of $35.3 million and had capital expenditures totaling $2.8 million. As a result of our decision in December 2008 to further reduce our operating expenses, we expect our cash expenditures to decrease during 2009. In connection with our December 2008 common stock and warrant private placement transaction, we raised approximately $18.6 million in gross proceeds and, as a result, ended fiscal 2008 with $19.7 million in cash. If we or our independent registered public accounting firm conclude that our capital resources are not sufficient to fund our planned operations for a twelve month period at the time the audit for our 2008 financial results is complete, our accounting firm will likely include in its audit report, to be included in our annual report on Form 10-K, an explanatory paragraph regarding substantial doubt relating to our ability to continue as a going concern. Additionally, if there is concern among potential and existing customers about our ability to continue to operate as a going concern, these customers may be hesitant to adopt our technology or implement it on a larger scale.

        Accordingly, we will need to generate significant revenue to achieve profitability. As of December 31, 2008, we had not recognized revenue from our initial shipments of our Helicos™ Genetic Analysis Systems. Because the initial shipments of our products will be subject to various customer evaluation periods with acceptance criteria, we expect the customer evaluation period and our ability to have any recognizable revenue from such sales to extend beyond the fiscal quarters in which the products are shipped. Moreover, even after we begin selling our products on a commercial scale, we expect our losses to continue for at least the next two years as a result of ongoing research and development expenses, as well as increased manufacturing, sales and marketing expenses. These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders' equity. Because of the numerous risks and uncertainties associated with our product development and commercialization efforts, we are unable to predict when we will become profitable, and we may never become profitable. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we are unable to achieve and then maintain profitability, the market value of our common stock will decline.

If our technology fails to achieve and sustain sufficient market acceptance, we will not generate expected revenue.

        Our success depends, in part, on our ability to develop products that displace current technology, as well as expand the market for genetic analysis to include new applications that are not practical with current technology. To accomplish this, we must develop and successfully commercialize our Helicos™ Genetic Analysis System for use in a variety of life science applications. In particular, while our early market focus is on DNA sequencing and gene expression applications, there can be no assurances that we will be successful at inducing potential customers to purchase our Helicos System. Furthermore, we cannot guarantee that the design of the Helicos System, including the initial specifications and any enhancements or improvements to those specifications, will be satisfactory to potential customers in the markets we seek to reach. These markets are new and emerging and there can be no assurances that they will develop as quickly as we expect or that they will reach their full potential. As a result, we may be required to refocus our marketing efforts from time to time and we may have to make changes to the specifications of our system to enhance our ability to more quickly enter particular markets. There is no guarantee, even if our technology is able to successfully reduce the cost and improve the performance of genetic analysis relative to existing products, that we will be able to induce customers with installed bases of conventional genetic analysis instruments to purchase our systems or to expand the market for genetic analysis to include new applications. Even if we are able to successfully implement our technology, we may fail to achieve or sustain market acceptance of our Helicos System by academic and government research laboratories and pharmaceutical, biotechnology and agriculture companies, among others, across the full range of our intended life science applications. Any such failure would materially harm our future sales and revenue. The price of the HeliScope™ instrument is significantly greater than the instrument cost of current market-leading sequencers, which may adversely affect our ability to penetrate or grow the market for genetic analysis. In addition, if our products are only utilized as a replacement for existing DNA sequencing technology, we may face a much smaller market than we currently anticipate.

        We are aware of other companies that have developed, or are developing, emerging sequencing technologies. Even if our product demonstrates dramatic cost and throughput improvements over current market-leading technologies, we may fail to achieve market acceptance due to adoption of those emerging technologies by our potential customers, thereby reducing our market opportunity.

We have limited experience in selling and marketing and, as a result, may be unable to successfully commercialize our Helicos™ Genetic Analysis System.

        We have limited sales experience and limited marketing experience. Our ability to achieve profitability depends on attracting customers for our Helicos System. Although members of our sales and marketing team have considerable industry experience and have engaged in marketing activities for our Helicos System, in the future we must expand our sales, marketing, distribution and customer support capabilities with the appropriate technical expertise to effectively market our system. To successfully perform sales, marketing, distribution and customer support functions ourselves, we will face a number of risks, including:

  •
  our ability to direct our limited sales and marketing capabilities to continue advancing towards our near term goals following our December 2008 workforce reduction;

  •
  our ability to retain and manage the specialized sales, marketing and service force necessary to commercialize and gain market acceptance for our technology;

  •
  the time and cost of establishing a specialized sales, marketing and service force for a particular application, which might not be justifiable by the revenues generated by our technology; and

  •
  the ability of our specialized sales, marketing and service force to initiate and execute successful commercialization activities.

        In addition to the recruitment of our specialized sales, marketing and service force, we may seek to enlist one or more third parties to assist with sales, distribution and customer support globally or in certain regions of the world. There is no guarantee, if we do seek to enter into such arrangements, that we will be successful in attracting desirable sales and distribution partners, or that we will be able to enter into such arrangements on favorable terms. If our sales and marketing efforts, or those of any third-party sales and distribution partners, are not successful, our technologies and products may not gain market acceptance, which could materially impact our business operations.

If we are unable to timely establish manufacturing capacity by ourselves or with partners, commercialization of our products would be delayed, which could result in lost revenues and harm our business.

        To commercialize our Helicos™ Genetic Analysis System, we need to either build internal manufacturing capacity or contract with one or more manufacturing partners, or both. We currently manufacture our products using a combination of internal manufacturing resources and outsourced components and subassemblies. Although we began to manufacture our instruments, reagents and disposable supplies on a commercial scale during 2008, we have limited the expansion of these capabilities following our December 2008 decision to reduce our operating expenses and conserve cash. We may encounter difficulties in manufacturing our products and, due to the complexity of our technology and our manufacturing process, we cannot be sure we fully understand all of the factors that affect our manufacturing processes or product performance. There is no assurance that we will be able to continue to build manufacturing capacity internally or find one or more suitable manufacturing partners, or both, to meet the volume and quality requirements necessary to be successful in the market. Manufacturing and product quality issues may arise as we increase production rates of our Helicos System and associated proprietary reagents and disposable supplies. If our products do not consistently meet our customers' performance expectations, we may be unable to generate sufficient revenues to become profitable. Any delay in establishing or inability to expand our manufacturing capacity could delay our ability to develop or sell our products, which could result in lost revenue and seriously harm our business, financial condition and results of operations.

Future product sales will depend, in part, on research and development spending levels of academic, clinical and governmental research institutions and pharmaceutical, biotechnology and agriculture companies, and any reduction in such spending levels could limit our ability to sell our product.

        We expect that our revenues in the foreseeable future will be derived primarily from sales of instruments, reagents and disposable supplies to a relatively small number of academic, clinical, governmental and other research institutions and pharmaceutical, biotechnology and agriculture companies that conduct large-scale genetic analyses. Our success will depend upon their demand for and use of our products. Accordingly, the spending policies of these customers could have a significant effect on the demand for our technology. These policies are based on a wide variety of factors, including the resources available to make purchases, the spending priorities among various types of equipment, policies regarding spending during recessionary periods and changes in the political climate. In addition, especially given recent weakness in the global economy and changing market conditions of our target customers, the academic, governmental and other research institutions that fund research and development activities may be subject to stringent budgetary constraints that could result in spending reductions, reduced allocations or budget cutbacks, which could jeopardize the ability of these customers to purchase our system. Our operating results may fluctuate substantially due to reductions and delays in research and development expenditures by these customers. For example, reductions in capital expenditures by these customers may result in lower than expected instrument sales and similarly, reductions in operating expenditures by these customers could result in lower than expected sales of reagents and disposable supplies. These reductions and delays may result from factors that are not within our control, such as:

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  changes in economic conditions;

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  changes in government programs that provide funding to research institutions and companies;

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  changes in the regulatory environment affecting life sciences companies and life sciences research;

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  market-driven pressures on companies to consolidate and reduce costs; and

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  other factors affecting research and development spending.

        Any decrease in our customers' budgets or expenditures or in the size, scope or frequency of capital or operating expenditures as a result of the foregoing or other factors could materially adversely affect our operations or financial condition.

If the suppliers we rely on fail to supply the materials we use in the manufacturing of our products, we would be unable to satisfy product demand, which would negatively affect our business.

        Some components used in the manufacturing of our Helicos™ Genetic Analysis System and certain raw materials used in the manufacturing of our reagents and disposable supplies are available from only a few suppliers. We acquire some of these components and raw materials on a purchase-order basis, which means that the supplier is not required to supply us with specified quantities of these components or raw materials over a certain period of time or to set aside part of its inventory for our anticipated requirements. If supplies from these vendors were delayed or interrupted for any reason, we may not be able to manufacture and sell our Helicos System and associated reagents and disposable supplies in a timely fashion or in sufficient quantities or under acceptable terms. Additionally, for certain of these components and raw materials, we currently purchase from sole-source suppliers and have not yet arranged for alternative suppliers. It might be difficult to find alternative suppliers in a timely manner and on terms acceptable to us. Consequently, as we begin our commercialization efforts, if we do not forecast properly, or if our suppliers are unable or unwilling to supply us in sufficient quantities or on commercially acceptable terms, we might not have access to sufficient quantities of these materials on a timely basis and might not be able to satisfy product demand. Additionally, if there is concern among potential and existing suppliers about our ability to continue to operate as a going concern, these suppliers may be hesitant to supply components and raw materials under acceptable terms, if at all. Moreover, if any of these components and raw materials becomes unavailable in the marketplace, we will be forced to further develop our technologies to incorporate alternate components or raw materials.

Our inability to continually enhance our product performance, including our planned improvements to the Helicos™ Genetic Analysis System, to keep pace with rapidly changing technology and customer requirements, would adversely affect our ability to compete effectively.

        The success of any products utilizing our True Single Molecule Sequencing (tSMS)™ technology will depend on our ability to continue to increase the performance and decrease the price of sequencing using this technology. New technologies, techniques or products could emerge which might allow the analysis of genomic information with similar or better price-performance than our Helicos Genetic Analysis System and could exert pricing pressures on or take market share from our products. It is critical to our success for us to anticipate changes in technology and customer requirements and to successfully introduce new, enhanced and competitive technology to meet our customers' and prospective customers' needs on a timely basis. While we have planned substantial improvements to the Helicos System, including enhancing the performance of the system's reagents and disposable supplies and image processing subsystem and reducing the consumption of reagents, we may not be able to successfully implement these improvements. Even if we successfully implement some or all of these planned improvements, we could incur substantial development costs. We may not have adequate resources available to develop new technologies or be able to successfully introduce enhancements to our system. There can be no guarantee that we will be able to maintain technological advantages over emerging technologies in the future, and we will need to respond to technological innovation in a rapidly changing industry. If we fail to keep pace with emerging technologies, our system will become uncompetitive, our market share will decline and our business, revenue, financial condition and operating results could suffer materially.

We operate in a highly competitive industry and if we are not able to compete effectively, our business and operating results will likely be harmed.

        Some of our current competitors, as well as many of our potential competitors, have greater name recognition, more substantial intellectual property portfolios, longer operating histories, significantly greater resources to invest in new technologies and more substantial experience in new product development, regulatory expertise, manufacturing capabilities and the distribution channels to deliver products to customers than we do. For example, companies such as Affymetrix, Inc., Agilent Technologies, Life Technologies Corporation, the Life Sciences Division of GE Healthcare, Illumina, Inc., and Roche Applied Science have products for genetic analysis which compete in certain segments of the market in which we plan to sell our Helicos™ Genetic Analysis System. Pharmaceutical and biotechnology companies have significant needs for genomic information and may also choose to develop or acquire competing technologies to meet these needs. In addition, a number of other companies and academic groups are in the process of developing novel techniques for genetic analysis, many of which have also received grants from the National Human Genome Research Institute, a branch of the National Institutes of Health, for the development of technologies that can achieve substantially lower costs, referred to as a "$100,000 genome" or a "$1,000 genome." These competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. Further, in light of these advantages, even if our technology is more effective than the product or service offerings of our competitors, current or potential customers might accept competitive products and services in lieu of purchasing our technology. We may not be able to compete effectively against these organizations. Increased competition is likely to result in pricing pressures, which could harm our sales, profitability or market share. Our failure to compete effectively could materially adversely affect our business, financial condition or results of operations.

        In addition, to the extent that, in the long term, we commercialize any products utilizing our tSMS technology for use in future life science applications, such as clinical diagnostic or protein analysis applications, we will face additional competition. In the event that we develop new technology and products that compete with existing technology and products of well established companies, the marketplace might not adopt our technology and products.

Inability to expand our commercial and research and development capabilities would harm our business.

        Our December 2008 decision to reduce the Company's operating costs that included, among other strategies, a reduction in the Company's workforce of 30%, will limit our ability to add additional personnel and expand our capabilities to successfully pursue our commercialization strategy for our Helicos™ Genetic Analysis System as well as our research and development efforts. We may not have adequate resources that will allow us to enhance our manufacturing capabilities and operations, information technology infrastructure, and financial and accounting systems and controls. For instance, certain aspects of our operations, such as our manufacturing capabilities, require additional resources to be scaled up to increase the number of Helicos Systems we could manufacture per quarter. We also must attract, train and retain qualified sales, marketing and service personnel, engineers, scientists and other technical personnel and management personnel but may not have adequate resources to do so in the future. Our inability to expand our capabilities, retain existing personnel, attract new personnel and grow our business could have a material adverse effect on our business, operating results or financial condition. Our future growth would require significant capital expenditures and may divert financial resources from other projects, such as the development of new products or enhancements. If our management is unable to effectively manage our limited resources, our revenue could grow more slowly than expected and we may not be able to achieve our research and development and commercialization goals.

Our business would be harmed if we are not successful in entering into large contracts for the sale and installation of our Helicos™ Genetic Analysis Systems.

        Our business may depend upon securing and maintaining large contracts for the sale and installation of our Helicos Genetic Analysis Systems to a limited number of customers each year. We expect the sales cycle for these large contracts to be longer than for other contracts because we will need to educate potential customers regarding the benefits of our system to a variety of constituencies within such customer organizations. Moreover, even after a purchase decision is made, these contracts may be delayed by factors outside our control, including financial and budget constraints of the customers purchasing our product. Accordingly, we may expend substantial funds and management effort with no assurance that an agreement will be reached with a potential customer. Our business, results of operations and financial condition could be materially adversely affected if we are unable to obtain major contracts for the sale and installation of our Helicos Systems, or if we experience delays in the performance of such contracts.

We expect that our sales cycle will be lengthy and unpredictable, which will make it difficult for us to forecast revenue and increase the magnitude of quarterly fluctuations in our operating results.

        Potential customers for our Helicos™ Genetic Analysis System typically commit significant resources to evaluate genetic analysis technologies. The complexity of our product will require us to spend substantial time and effort to assist potential customers in evaluating our Helicos System and in benchmarking it against available technologies. Because our Helicos System requires a significant investment of time and cost by our customers, we must target those senior managers within the customer's organization who are able to make these decisions on behalf of such organizations. We may face difficulty identifying and establishing contact with such decision makers. Even after initial acceptance, the negotiation and documentation processes can be lengthy. Additionally, our customers may have stricter limitations on spending given the current economic climate. We expect our sales cycle to typically range between six and twelve months, but it may be longer. Any delay in completing sales in a particular quarter could cause our operating results to fall below expectations.

Our customers may purchase replacements for the reagents and disposable supplies that are a part of our Helicos™ Genetic Analysis System from third parties or discover a method that allows them to use less than the expected amounts of such products, which would materially and adversely affect our revenues.

        The success of our business depends, in part, on the recurring sales of the proprietary reagents and disposable supplies for our system. Because we have not yet commercialized our Helicos Genetic Analysis System, we do not have the experience to predict the percentage of our revenues that we will derive from sales of proprietary reagents and disposable supplies. Nevertheless, we expect such sales to represent a material source of our future revenues. Our customers or competitors could potentially produce reagents and disposable supplies that are compatible with our Helicos System at a lower cost, which could exert pricing pressures on, or take market share from, our reagents and disposable supplies. Similarly, our customers or competitors may discover a method of utilizing smaller quantities of our proprietary reagents and disposable supplies while achieving satisfactory results, which could reduce the amount of reagents and supplies we are able to sell. In either case, there could be a material adverse effect on our revenues and harm to our business, financial condition and results of operations.

If we are unable to recruit and retain key executives and scientists, we may be unable to achieve our goals.

        We are substantially dependent on the performance of our senior management and key scientific and technical personnel. We do not maintain employment contracts with any of our employees. In 2008 we implemented a workforce reduction that was designed to reduce our operating costs, conserve cash and direct our resources to continue advancing towards the Company's near term goals. Depending on our circumstances, we may need to implement additional workforce reductions in the future. The loss of the services of any member of our senior management or our scientific or technical staff may significantly delay or prevent the development of our products and other business objectives by diverting management's attention to transition matters and identification of suitable replacements, if any, and could have a material adverse effect on our business, operating results and financial condition.

        In addition, our product development and marketing efforts could be delayed or curtailed if we are unable to hire, train and retain highly skilled employees and scientific advisors, particularly our management team, senior scientists and engineers and sales, marketing and service personnel. To expand our research, product development and sales efforts we need additional people skilled in areas such as bioinformatics, manufacturing, sales, marketing and technical support. Because of the complex and technical nature of our system and the dynamic market in which we compete, any failure to attract and retain a sufficient number of qualified employees could materially harm our ability to develop and commercialize our technology. Competition for these people is intense. Further, our inability to hire, train and retain sales, marketing and service personnel could have a material adverse affect on our ability to generate sales or successfully commercialize our technology. Each of our executive officers and other key employees could terminate his or her relationship with us at any time. These persons' expertise would be difficult to replace and could have a material adverse effect on our ability to achieve our business goals. There can be no assurance that we will have the financial resources or otherwise be successful in hiring or retaining qualified personnel and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Ethical, legal and social concerns surrounding the use of genetic information could reduce demand for our technology.

        One of the potential uses for our product is genetic testing for predisposition to certain conditions. Genetic testing has raised ethical, legal and social issues regarding privacy and the appropriate uses of the resulting information. Governmental authorities could, for social or other purposes, call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Similarly, such concerns may lead individuals to refuse to use genetics tests even if permissible. These and other ethical, legal and social concerns about genetic testing may limit market acceptance of our technology for certain applications or reduce the potential markets for our technology, either of which could have a material adverse effect on our business, financial condition and results of operations.

Our products could in the future be subject to regulation by the U.S. Food and Drug Administration or other regulatory agencies, which could increase our costs and delay our commercialization efforts, thereby materially and adversely affecting our business and results of operations.

        Our products are not currently subject to U.S. Food and Drug Administration ("FDA") clearance or approval if they are not used for the diagnosis or treatment of disease. However, in the future, certain of our products or related applications could be subject to FDA regulation; the FDA's regulatory jurisdiction could be expanded to include our products, or both. Even where a product is exempted from FDA clearance or approval, the FDA may impose restrictions as to the types of customers to which we can market and sell our products. Such regulation and restrictions may materially and adversely affect our business, financial condition and results of operations.

        Laws and regulations are also in effect in many countries that could affect our products. The number and scope of these requirements are increasing. We may not be able to obtain regulatory approvals in such countries or may incur significant costs in obtaining or maintaining our foreign regulatory approvals. In addition, the export by us of certain of our products which have not yet been cleared for domestic commercial distribution may be subject to FDA or other export restrictions.

Our products could have unknown defects or errors, which may give rise to claims against us or divert application of our resources from other purposes.

        Any product utilizing our True Single Molecule Sequencing (tSMS)™ technology will be complex and may develop or contain undetected defects or errors. We cannot assure you that a material performance problem will not arise. Despite testing, defects or errors may arise in our system, which could result in a failure to achieve market acceptance or expansion, diversion of development resources, injury to our reputation and increased service and maintenance costs. Defects or errors in our products might also discourage customers from purchasing our system. The costs incurred in correcting any defects or errors may be substantial and could adversely affect our operating margins. In addition, such defects or errors could lead to the filing of product liability claims, which could be costly and time-consuming to defend and result in substantial damages. Although we plan to obtain product liability insurance, any future product liability insurance that we procure may not protect our assets from the financial impact of a product liability claim. Moreover, we may not be able to obtain adequate insurance coverage on acceptable terms. Any insurance that we do obtain will be subject to deductibles and coverage limits. A product liability claim could have a serious adverse effect on our business, financial condition and results of operations.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

        The Sarbanes-Oxley Act of 2002 and new rules subsequently implemented by the Securities and Exchange Commission and the NASDAQ Global Market, have imposed various new requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

        In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404(a) of the Sarbanes-Oxley Act. However, our testing may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues. We currently do not have an internal audit group and we will evaluate the need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the NASDAQ Global Market, the Securities and Exchange Commission or other regulatory authorities, which would require additional financial and management resources.

We will need to raise additional funding, which may not be available on favorable terms, if at all, or without dilution to our stockholders. If we do not raise the necessary funds, we may need to cut back or terminate some or all aspects of our operations which would materially adversely affect our business prospects.

        Because our Helicos™ Genetic Analysis System is complex and will be new to the market and involve significant capital expenditures by customers and a long sales cycle, it is very difficult to predict the actual rate of product sales. We will need additional financing to execute on our current or future business strategies. We expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure, commercialization, manufacturing and research and development activities. The amount of additional capital we may need to raise depends on many factors, including:

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  the level of research and development investment required to maintain and improve our technology position;

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  the amount and growth rate of our revenues;

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  changes in product development plans needed to address any difficulties in manufacturing or commercializing our Helicos System and enhancements to our system;

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  the costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

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  competing technological and market developments;

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  our need or decision to acquire or license complementary technologies or acquire complementary businesses; and

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  changes in regulatory policies or laws that affect our operations.

        We cannot be certain that additional capital will be available when and as needed or that our actual cash requirements will not be greater than anticipated. If we require additional capital at a time when investment in biotechnology or life sciences companies or in the marketplace in general is limited due to the then prevailing market or other conditions, we may not be able to raise such funds at the time that we desire or any time thereafter. In addition, if we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we obtain additional debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, and the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or products, or grant licenses on terms that are not favorable to us. If we are unable to obtain financing on terms favorable to us, we may be unable to execute our business plan and we may be required to cease or reduce development or commercialization of our technology, sell some of all of our technology or assets or merge with another entity.

We use hazardous chemicals and biological materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

        Our research and development processes involve the controlled use of hazardous materials, including chemicals and biological materials. Our operations produce hazardous waste products. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials. We do not currently maintain separate environmental liability coverage. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development and production efforts.

Because we are subject to existing and potential additional governmental regulation, we may become subject to burdens on our operations, and the markets for our products may be narrowed.

        We are subject, both directly and indirectly, to the adverse impact of existing and potential future government regulation of our operations and markets. For example, export of our instruments is subject to strict regulatory control in a number of jurisdictions. The failure to satisfy export control criteria or obtain necessary clearances could delay or prevent shipment of products, which could adversely affect our revenues and profitability. Moreover, the life sciences industry, which is the market for our technology, has historically been heavily regulated. There are, for example, laws in several jurisdictions restricting research in genetic engineering, which can operate to narrow our markets. Given the evolving nature of this industry, legislative bodies or regulatory authorities may adopt additional regulation that adversely affects our market opportunities. Additionally, if ethical and other concerns surrounding the use of genetic information, diagnostics or therapies become widespread, we may have less demand for our products. Our business is also directly affected by a wide variety of government regulations applicable to business enterprises generally and to companies operating in the life science industry in particular. Failure to comply with these regulations or obtain or maintain necessary permits and licenses could result in a variety of fines or other censures or an interruption in our business operations which may have a negative impact on our ability to generate revenues and could increase the cost of operating our business.

If we make acquisitions in the future, we may encounter a range of problems that could harm our business.

        We may acquire technologies, products or companies that we feel could accelerate our ability to compete in our core markets. Acquisitions involve numerous risks, including:

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  difficulties in integrating operations, technologies, accounting and personnel;

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  difficulties in supporting and transitioning customers of our acquired companies;

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  diversion of financial and management resources from existing operations;

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  risks of entering new markets;

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  potential loss of key employees; and

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  inability to generate sufficient revenue to offset acquisition costs.

        Acquisitions also frequently result in the recording of goodwill and other intangible assets which are subject to potential impairments in the future that could harm our financial results. In addition, if we finance acquisitions by issuing convertible debt or equity securities, our existing stockholders may be diluted, which could affect the market price of our stock. As a result, if we fail to properly evaluate acquisitions or investments, we may not achieve the anticipated benefits of any such acquisitions, and we may incur costs in excess of what we anticipate.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

Our failure to establish a strong intellectual property position and enforce our intellectual property rights against others would enable competitors to develop similar or alternative technologies.

        Our success depends in part on our ability to obtain and maintain intellectual property protection for our products, processes and technologies. Our policy is to seek to protect our intellectual property by, among other methods, filing U.S. patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business.

        Our patent portfolio relating to our proprietary technology is comprised of issued patents and pending patent applications which, in either case, we own directly or for which we are the exclusive or semi-exclusive licensee. Some of these patents and patent applications are foreign counterparts of U.S. patents or patent applications. We may not be able to maintain and enforce existing patents or obtain further patents for our products, processes and technologies. Even if we are able to maintain our existing patents or obtain further patents, these patents may not provide us with substantial protection or be commercially beneficial. The issuance of a patent is not conclusive as to its validity or enforceability, nor does it provide the patent holder with freedom to operate unimpeded by the patent rights of others. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and the extent of future protection is highly uncertain, so there can be no assurance that the patent rights that we have or may obtain will be valuable. Others have filed patent applications that are similar in scope to ours, and in the future are likely to file patent applications that are similar or identical in scope to ours or those of our licensors. We cannot predict whether any of our competitors' pending patent applications will result in the issuance of valid patents. Moreover, we cannot assure investors that any such patent applications will not have priority or dominate over our patents or patent applications. The invalidation of key patents owned by or licensed to us or non-approval of pending patent applications could increase competition, and materially adversely affect our business, financial condition and results of operations. Furthermore, there can be no assurance that others will not independently develop similar or alternative technologies, duplicate any of our technologies, or, if patents are issued to us, design around the patented technologies developed by us.

We may be involved in lawsuits and administrative proceedings to protect or enforce our patents and proprietary rights and to determine the scope and validity of others' proprietary rights, which could result in substantial costs and diversion of resources and which, if unsuccessful, could harm our competitive position and our results of operations.

        Litigation and administrative proceedings may be necessary to enforce our patent and proprietary rights and/or to determine the scope and validity of others' proprietary rights. Litigation on these matters has been prevalent in our industry and we expect that this will continue. To determine the priority of inventions, we may have to initiate and participate in interference proceedings declared by the U.S. Patent and Trademark Office that could result in substantial costs in legal fees and could substantially affect the scope of our patent protection. Also, our intellectual property may be subject to significant administrative and litigation proceedings such as invalidity, opposition, reexamination, or reissue proceedings against our patents. The outcome of any litigation or administrative proceeding might not be favorable to us, and, in that case, we might be required to develop alternative technological approaches that we may not be able to complete successfully or require licenses from others that we may not be able to obtain. Even if such licenses are obtainable, they may not be available at a reasonable cost. We may also be held liable for money damages to third parties and could be enjoined from manufacturing or selling our products or technologies. In addition, if we resort to legal proceedings to enforce our intellectual property rights or to determine the validity and scope of the intellectual property or other proprietary rights of others, the proceedings could be burdensome and expensive, even if we were to prevail. These types of administrative proceedings and any litigation that may be necessary in the future could result in our patent protection being significantly modified or reduced, and could result in substantial costs and diversion of resources and could have a material adverse effect on our business, operating results or financial condition. In August 2006, we filed an opposition against EP 1 105 529 B1 in the European Patent Office, with respect to which we received a preliminary non-binding opinion upholding the patent. In October 2008, EP 1 105 529 B1 was maintained in amended form and in January 2009 we filed a notice of appeal of the European Patent Office's decision.

We depend upon our ability to license technologies, and the failure to license or otherwise acquire necessary technologies could harm our ability to commercialize our products or defend our intellectual property position.

        We hold various licenses to use certain technologies that we consider to be material to our business. Each of these licenses imposes a range of obligations on us and may be terminated if we breach the terms of any of the respective agreements. We may also be required to enter into additional licenses with third parties for other technologies that we consider to be necessary for our business. If we are unable to maintain our existing licenses or obtain additional technologies on acceptable terms, we could be required to develop alternative technologies, either alone or with others, in order to avoid infringing the intellectual property to which we no longer hold a license. This could require our product to be re-configured which could negatively impact its availability for commercial sale and increase our development costs. Failure to license or otherwise acquire necessary technologies would harm our ability to commercialize our products, which could materially adversely affect our business, financial condition and results of operations. In addition, any licenses we obtain from federally-funded institutions are subject to the march-in rights of the U.S. government.

We may be the subject of costly and time-consuming lawsuits brought by third parties for alleged infringement of their proprietary rights, which could limit our ability to use certain technologies in the future, force us to redesign or discontinue our products, or pay royalties to continue to sell our products.

        Our success depends, in part, on us neither infringing patents or other proprietary rights of third parties nor breaching any licenses to which we are a party. We may be the subject of legal claims by third-parties that we infringe their patents or otherwise violate their intellectual property rights. In addition, the technology that we license from third parties for use in our system could become subject to similar infringement claims. Infringement claims asserted against us or our licensors may have a material adverse effect on our business, results of operations or financial condition. Any claims, either with or without merit, could be time-consuming and expensive to defend, and could divert our management's attention away from the execution of our business plan. Moreover, any settlement or adverse judgment resulting from the claim could require us to pay substantial amounts of money or obtain a license to continue to use the technology that is the subject of the claim, or otherwise restrict or prohibit our use of the technology. There can be no assurance that we would be able to obtain a license on commercially reasonable terms, if at all, from third parties asserting an infringement claim; that we would be able to develop alternative technology on a timely basis, if at all; or that we would be able to obtain a license to use a suitable alternative technology to permit us to continue offering, and our customers to continue using, our affected products. Accordingly, an adverse determination could prevent us from offering our instruments, reagents or disposable supplies to others. In addition, we may be required to indemnify our customers for third-party intellectual property infringement claims, which would increase the cost to us of an adverse ruling for such a claim. We believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in such litigation, it could consume a substantial portion of our managerial and financial resources.

        Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

The measures that we use to protect the security of our intellectual property and other proprietary rights may not be adequate, which could result in the loss of legal protection for, and thereby diminish the value of, such intellectual property and other rights.

        Our success depends in part on our ability to protect our intellectual property and other proprietary rights. In addition to patent protection, we also rely upon a combination of trademark, trade secret, copyright and unfair competition laws, as well as license agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. In addition, we attempt to protect our intellectual property and proprietary information by requiring our employees, consultants and certain academic collaborators to enter into confidentiality and assignment of inventions agreements. There can be no assurance, however, that such measures will provide adequate protection for our patents, copyrights, trade secrets or other proprietary information. In addition, there can be no assurance that trade secrets and other proprietary information will not be disclosed, that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose our trade secrets and other proprietary information. To the extent that our intellectual property and other proprietary rights are not adequately protected, third parties might gain access to our proprietary information, develop and market genetic analysis systems similar to our tSMS technology, or use trademarks similar to ours, each of which could materially harm our business.

Existing U.S. federal and state intellectual property laws offer only limited protection. Moreover, the laws of other countries in which we may market our technology may afford little or no effective protection of our intellectual property. The failure to adequately protect our intellectual property and other proprietary rights could materially harm our business.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

Our directors and management will exercise significant control over our company, which will limit your ability to influence corporate matters.

        Certain of our directors and executive officers and their affiliates collectively control approximately 79.9% of our outstanding common stock as of December 31, 2008. As a result, these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of our company and might negatively affect the market price of our common stock.

The market price of our common stock may be volatile, which could result in substantial losses for our stockholders and subject us to securities class action litigation.

        Market prices of technology and healthcare companies have been particularly volatile. Some of the factors that may cause the market price of our common stock to fluctuate include:

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  fluctuations in our quarterly operating results or the operating results of companies perceived to be similar to us;

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  changes in estimates of our financial results or recommendations by securities analysts;

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  failure of our technology to achieve or maintain market acceptance or commercial success;

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  changes in market valuations of similar companies;

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  success of competitive products and services;

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  changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

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  announcements by us or our competitors of significant products, contracts, acquisitions or strategic alliances;

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  regulatory developments in the United States, foreign countries or both;

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  litigation involving our company, our general industry or both;

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  additions or departures of key personnel;

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  investors' general perception of us; and

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  changes in general economic, industry and market conditions.

        In addition, if the market for biotechnology and life sciences stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

If equity research analysts do not publish research reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

        The trading market for our common stock may rely in part on the research and reports that equity research analysts publish about us and our business. We do not control the opinions of these analysts. The price of our stock could decline if one or more equity analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

A significant portion of our total outstanding shares may be sold into the public market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

        Approximately 76.5% of the shares of our common stock outstanding as of December 31, 2008 may be offered and sold pursuant to this prospectus by the selling stockholders. In addition, up to 25,652,333 additional shares of our common stock may be offered and sold pursuant to this prospectus by the selling stockholders upon exercise of warrants issued to them on December 31, 2008. In addition, a majority of the other outstanding shares of our common stock and other warrants are eligible for resale by the holders of those shares pursuant to other effective registration statements or in exempt private transactions.

        If our existing stockholders, including the selling stockholders listed in this prospectus, sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our stockholders might sell shares of common stock could also depress the market price of our common stock. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities, and may cause you to lose part or all of your investment in our shares of common stock.

        We have registered the issuance of all shares of common stock that we have issued and may issue under our employee option plans. Having registered the issuance of these shares, they can be freely sold in the public market upon issuance. In addition, as of December 31, 2008, there were 277,777 shares of common stock reserved for future issuance as charitable contribution to the Broad Institute of MIT and Harvard that will become eligible for sale in the public market to the extent permitted by Rule 144 under the Securities Act of 1933, as amended.

        Due to these factors, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

Provisions in our certificate of incorporation and by-laws or Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

        Provisions of our certificate of incorporation and by-laws and Delaware law may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

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  a staggered board of directors;

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  limitations on the removal of directors;

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  advance notice requirements for stockholder proposals and nominations;

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  the inability of stockholders to act by written consent or to call special meetings; and

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  the ability of our board of directors to make, alter or repeal our by-laws.

        The affirmative vote of the holders of at least 75% of our shares of capital stock entitled to vote is necessary to amend or repeal the above provisions of our certificate of incorporation. In addition, our board of directors has the ability to designate the terms of and issue new series of preferred stock without stockholder approval. Also, absent approval of our board of directors, our by-laws may only be amended or repealed by the affirmative vote of the holders of at least 75% of our shares of capital stock entitled to vote. Accordingly, given that our executive officers, directors and their affiliates collectively own approximately 79.9% of our outstanding common stock, certain of these persons acting together will have the ability to block any such amendment.

        In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

        The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

        We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in its value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents that we incorporate by reference herein, contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In particular, statements contained in this prospectus, including but not limited to, statements regarding our future results of operations and financial position, business strategy and plan prospects, projected revenue or costs and objectives of management for future research, development or operations, are forward-looking statements. These statements relate to our future plans, objectives, expectations and intentions and may be identified by words such as "may," "will," "should," "expects," "plans," "anticipates," "intends," "targets," "projects," "contemplates," "believes," "seeks," "goals," "estimates," "predicts," "potential" and "continue" or similar words. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified above, under the heading "Risk Factors" and elsewhere herein. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Any forward-looking statement is qualified in it is entirety by reference to the factors discussed in this prospectus including in the documents incorporated by reference herein.

        Because the factors discussed in this prospectus, including in the documents incorporated by reference herein, and even factors of which we are not yet aware, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statement made by or on behalf of us, you should not place undue reliance on any such forward-looking statement. These statements are subject to risks and uncertainties, known and unknown, which could cause actual results, performance and achievements to differ materially from those expressed or implied in such statements. We have included important factors in the cautionary statements included in this prospectus, particularly under the heading "Risk Factors," and in our SEC filings that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. These and other risks are also detailed in our reports filed from time to time under the Securities Act and/or the Exchange Act. You are encouraged to read these filings as they are made.

        Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risk factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock. Upon any exercise of the warrants for cash, the selling stockholders would pay us the exercise price of the warrants. The cash exercise price of the warrants is $0.45 per share of our common stock, subject to adjustment as set forth in the warrants. Under certain conditions set forth in the warrants, the warrants are exercisable on a cashless basis. If the warrants are exercised on a cashless basis, we would not receive any cash payment from the selling stockholders upon any exercise of the warrants. Instead, the selling stockholders would satisfy their obligation to pay the exercise price through a formula-based transfer of warrant shares to us.

        The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

        On December 23, 2008, we entered into a common stock purchase agreement with the selling stockholders named below, pursuant to which we sold an aggregate of 42,753,869 shares of common stock and warrants to purchase an additional 25,652,333 shares of common stock in private placement transactions otherwise referred to in this prospectus as the Private Placement. We received aggregate gross proceeds of approximately $18,597,933 in connection with the Private Placement before deduction of placement agent fees and other transaction expenses. This prospectus covers the offer and sale by the selling stockholders listed below of up to 68,406,202 shares, which is the total number of shares of common stock issued in the Private Placement and issuable upon exercise of the warrants issued in the Private Placement, in the manner contemplated under the "Plan of Distribution."

        Pursuant to the registration rights agreement related to this Private Placement, we agreed to file a registration statement of which this prospectus is a part with the Securities and Exchange Commission, or the SEC, to register the disposition of the shares of our common stock we issued and the shares of common stock we may issue in the future as a result of exercise of the warrants, and to use our commercially reasonable efforts to keep the registration statement effective until the earlier of (a) such time as all of the shares registered hereunder have been publicly sold by the selling stockholders, and (b) the date that all of the shares registered hereunder may be sold by non-affiliates without volume or manner of sale restrictions under Rule 144 under the Securities Act, without the requirement for the Company to be in compliance with the current public information requirements under Rule 144.

        The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares offered hereunder before selling them. We currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares by them other than the registration rights agreement referenced above. The shares offered by this prospectus may be offered from time to time by the selling stockholders. As used in this prospectus, the term "selling stockholder" includes each of the selling stockholders listed below, and any donee, pledgee, transferee or other successor in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, or other non-sale related transfer. The selling stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares since the date on which the information in the table is presented. Information about the selling stockholders may change over time.

        Under NASDAQ Marketplace Rule 4350(i)(1)(B), stockholder approval is required for issuances of securities that will result in a change of control of the issuer. In order to comply with Rule 4350(i)(1)(B), until the offering has been approved by the stockholders, the warrants prohibit the selling stockholders from exercising such warrant for any number of shares which would cause that selling stockholder to hold more than 19.9% of our common stock following the exercise. We expect to seek approval of the offering at our next annual meeting of stockholders.

        The following table sets forth the name of each selling stockholder, the number of shares owned by such selling stockholder prior to this offering, the number of shares that may be offered under this prospectus by such selling stockholder, and the number of shares of our common stock and the percentage (if one percent or more) of our common stock to be owned by such selling stockholder after completion of this offering, assuming that all shares offered hereunder are sold as contemplated herein. The number of shares in the column "Number of Shares Being Offered" represents all of the shares that a selling stockholder may offer under this prospectus, which includes the shares issuable upon exercise of the warrants issued in the Private Placement. Except as otherwise disclosed in this prospectus (or as disclosed in any document incorporated by reference) including information incorporated, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us.

        Ownership reflected in this table for each selling stockholder is based upon information provided to us by the selling stockholder and reflects holdings as of December 31, 2008. The percentages of common stock owned after the offering are based on 63,808,282 shares of our common stock outstanding as of December 31, 2008 after the closing of the Private Placement. In computing the number of shares owned by and the percentage ownership of a selling stockholder, shares of common stock that could be issued upon the exercise of outstanding options, warrants or other rights held by that selling stockholder that are currently exercisable or exercisable within 60 days of December 31, 2008 are considered outstanding. However, such shares are not included in the shares outstanding as of December 31, 2008 when computing the percentage ownership of each other selling stockholder.

			Shares Owned After Offering(2)
	Shares Owned Prior to Offering(1)	Maximum Number of Shares Being Offered
Name			Number	Percent
Atlas Venture(3)
Atlas Venture Fund V, L.P.	6,624,029	5,444,647	1,179,382	1.85%
Atlas Venture Entrepreneurs' Fund V, L.P.	88,320	72,596	15,724	0.02%
Atlas Venture Fund VI, L.P.	9,599,212	7,890,108	1,709,104	2.68%
Atlas Venture Fund VI GmbH & Co. KG	175,764	144,472	31,292	0.05%
Atlas Venture Entrepreneurs' Fund VI, L.P.	293,548	241,284	52,264	0.08%

Atlas Venture Total	16,780,873	13,793,107	2,987,766	4.68%
Flagship Ventures(4)
Flagship Ventures Fund 2004, L.P.	4,208,265	3,394,420	813,845	1.28%
Applied Genomic Technology Capital Fund, L.P.	9,709,395	7,844,605	1,864,790	2.92%
AGTC Advisors Fund, L.P.	582,593	470,700	111,893	0.18%
NewcoGen PE LLC	218,561	176,176	42,385	0.07%
NewcoGen Equity Investors LLC	1,084,343	880,882	203,461	0.32%
NewcoGen Long Reign Holding LLC	43,516	35,236	8,280	0.01%
ST NewcoGen LLC	43,470	35,236	8,234	0.01%
NewcoGen Group, LLC	1,192,136	955,853	236,283	0.37%
NewcoGen Elan LLC	39,848	0	39,848	0.06%

Flagship Ventures Total	17,122,127	13,793,108	3,329,019	5.22%
Highland Capital(5)
Highland Capital Partners VI Limited Partnership	10,502,878	8,632,760	1,870,118	2.93%
Highland Capital Partners VI-B Limited Partnership	5,757,793	4,732,759	1,025,034	1.61%
Highland Entrepreneurs' Fund VI Limited Partnership	520,205	427,586	92,619	0.15%

Highland Capital Total	16,780,876	13,793,105	2,987,771	4.68%
Versant Venture(6)
Versant Venture Capital II, L.P.	15,498,836	13,418,530	2,080,306	3.26%
Versant Affiliates Fund II-A, L.P.	292,015	254,647	37,368	0.06%
Versant Side Fund II, L.P.	137,526	119,928	17,598	0.03%

Versant Ventures Total	15,928,377	13,793,105	2,135,272	3.35%
Stephens(7)
Stephens Investment Management LLC	1,064,731	0	1,064,731	1.67%
Orphan Fund, LP	0	1,655,172	0	0.00%
Nanocap Fund, LP	0	919,540	0	0.00%
SIM Personalized Medicine Fund, L.P.	0	183,908	0	0.00%

Stephens Total	1,064,731	2,758,620
Stephen Quake	367,816	367,816	0	0.00%
Vision Opportunity Master Fund(8)	10,107,339	10,107,339	0	0.00%

(1)
The number of shares presented in this table as owned prior to this offering includes all shares of common stock issuable upon exercise of the warrants issued in the Private Placement. These warrants are immediately exercisable. Under NASDAQ Marketplace Rule 4350(i)(1)(B), stockholder approval is required for issuances of securities that will result in a change of control of the issuer. In order to comply with Rule 4350(i)(1)(B), until the offering has been approved by the stockholders, the warrants prohibit the selling stockholders from exercising such warrant for any number of shares which would cause that selling stockholder to hold more than 19.9% of Helicos' common stock following the exercise.

(2)
The selling stockholders identified in this table may sell some, all, or none of the shares owned by them that are registered under this registration statement. While we do not currently have knowledge of any agreements, arrangements, or understandings with respect to the sale of any of the shares registered hereunder (other than the registration rights agreement referenced above), as required for purposes of this table, we are assuming that the selling stockholders will sell all of the shares indicated in the table. Percent is based on 63,808,282 shares of common stock outstanding as of December 31, 2008.

(3)
With respect to information relating to Atlas Venture, the Company has relied, in part, on information supplied on their Schedule 13G filing with the SEC dated February 1, 2008 and Schedule 13D filing with the SEC dated January 2, 2009, by Atlas Venture Fund V, L.P. ("Atlas V"), Atlas Venture Entrepreneurs' Fund V, L.P. ("AVE V" and together with Atlas V, the "Atlas V Funds"), Atlas Venture Fund VI, L.P. ("Atlas VI"), Atlas Venture Entrepreneurs' Fund VI, L.P. ("AVE VI"), Atlas Venture Fund VI GmbH & Co. KG ("Atlas VI GmbH" and together with Atlas VI and AVE VI, the "Atlas VI Funds"), Atlas Venture Associates V, L.P. ("AVA V LP"), Atlas Venture Associates V, Inc. ("AVA V Inc."), Atlas Venture Associates VI, L.P. ("AVA VI LP"), Atlas Venture Associates VI, Inc. ("AVA VI Inc."), Axel Bichara ("Bichara"), Jean-Francois Formela ("Formela") and Christopher Spray ("Spray" and together with Bichara and Formela, the "Atlas

  Directors"). AVA V Inc. is the sole general partner of AVA V LP. AVA V LP is the sole general partner of the Atlas V Funds. The Atlas Directors are directors of AVA V Inc. As a result, the Atlas Directors may be deemed to have beneficial ownership with respect to all shares held by AVA V Inc. AVA VI Inc. is the sole general partner of AVA VI LP. AVA VI LP is the sole general partner of Atlas VI and AVE VI and the managing limited partner of Atlas VI GmbH. The Atlas Directors are directors of AVA VI Inc. As a result, the Atlas Directors may be deemed to have beneficial ownership with respect to all shares held by AVA VI Inc. Each of the foregoing disclaims beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(4)
With respect to information relating to Flagship Ventures, the Company has relied, in part, on information supplied on their Schedule 13G filing with the SEC dated February 15, 2008 and Schedule 13D filing with the SEC dated January 5, 2009, by AGTC Advisors Fund L.P. ("AGTC"), Applied Genomic Technology Capital Fund, L.P. ("AGTC Fund" and together with AGTC, the "AGTC Funds"), Flagship Ventures Fund 2004, L.P. ("Flagship"), NewcoGen Élan LLC ("NewcoGen Élan"), NewcoGen Equity Investors LLC ("NewcoGen Equity"), NewcoGen Group, LLC ("NewcoGen Group"), NewcoGen PE LLC ("NewcoGen PE"), NewcoGen Long Reign Holdings LLC ("NewcoGen Long Reign"), and ST NewcoGen LLC ("ST NewcoGen" and together with NewcoGen Élan, NewcoGen Equity, NewcoGen Group, NewcoGen PE and NewcoGen Long Reign, the "NewcoGen Funds"). NewcoGen Group Inc. ("NewcoGen Inc.") is the manager of each of the NewcoGen Funds and the general partner of AGTC Partners, L.P., which is the general partner of each of the AGTC Funds. NewcoGen Inc. is a wholly owned subsidiary of Flagship Ventures Management, Inc. ("Flagship Inc."). Flagship Ventures General Partner LLC ("Flagship LLC") is the general partner of Flagship. Noubar B. Afeyan, PhD and Edwin M. Kania, Jr. are directors of Flagship Inc. and managers of Flagship LLC. As a result, Messrs. Afeyan and Kania may be deemed to have beneficial ownership with respect to all shares held by the NewcoGen Funds, Flagship, and the AGTC Funds.

(5)
With respect to information relating to Highland Capital Partners, the Company has relied, in part, on information supplied on their Schedule 13G filing with the SEC dated February 13, 2008 and Schedule 13D filing with the SEC dated January 2, 2009, by Highland Capital Partners VI Limited Partnership ("Highland Capital VI"), Highland Capital Partners VI-B Limited Partnership ("Highland Capital VI-B"), Highland Entrepreneurs' Fund VI Limited Partnership ("Highland Entrepreneurs' Fund" and together with Highland Capital VI and Highland Capital VI-B, the "Highland Investing Entities"), HEF VI Limited Partnership ("HEF VI"), Highland Management Partners VI Limited Partnership ("HMP VI"), Highland Management Partners VI, Inc. ("Highland Management"), Robert F. Higgins ("Higgins"), Paul A. Maeder ("Maeder"), Daniel J. Nova ("Nova"), Sean M. Dalton ("Dalton"), Robert J. Davis ("Davis"), Fergal J. Mullen ("Mullen"), and Corey M. Mulloy ("Mulloy" and together with Messrs. Higgins, Maeder, Nova, Dalton, Davis, and Mullen, the "Highland Managing Directors"). Highland Management is the general partner of the general partners of the Highland Investing Entities. As a result, Highland Management may be deemed to have beneficial ownership of the shares held by the Highland Investing Entities. HEF VI is the general partner of Highland Entrepreneurs' Fund. HMP VI is the general partner of Highland Capital VI and Highland Capital VI-B. Highland Management is the general partner of both HEF VI and HMP VI. Messrs. Higgins, Maeder and Nova are senior managing directors of Highland Management and limited partners of each of HMP VI and HEF VI. Messrs. Dalton, Davis, Mullen and Mulloy are managing directors of Highland Management and limited partners of each of HMP VI and HEF VI. The Managing Directors of Highland Management have shared power over all investment decisions of Highland Management. As a result, the Managing Directors may be deemed to share beneficial ownership of the shares held by Highland Investing Entities by virtue of their status as controlling persons of Highland Management.

(6)
With respect to information relating to Versant Ventures, the Company has relied, in part, on information supplied on their Schedule 13G filing with the SEC dated February 13, 2008 and Schedule 13D filing with the SEC dated January 2, 2009, by Versant Ventures II, LLC ("VVII-LLC"), Versant Venture Capital II, L.P. ("VVC-II"), Versant Side Fund II, L.P. ("VSF-II"), Versant Affiliates Fund II-A, L.P. ("VAF-IIA" and together with VVII-LLC, VVC-II, VSF-II, the "Versant II Funds"), Brian G. Atwood ("Atwood"), Bradley J. Bolzon ("Bolzon"), Samuel D. Colella ("Colella"), Ross A. Jaffe ("Jaffe"), William J. Link ("Link"), Barbara N. Lubash ("Lubash"), Donald B. Milder ("Milder"), Rebecca B. Robertson ("Robertson"), Camille D. Samuels ("Samuels") and Charles M. Warden ("Warden" and together with Atwood, Bolzon, Colella, Jaffe, Link, Lubash, Milder, Robertson and Samuels, the "Versant Managing Directors"). VVII-LLC is the General Partner of VVC-II, VSF-II and VAF-IIA. The Versant Managing Directors are Managing Directors of VVII-LLC.

(7)
With respect to information relating to Stephens, the Company has relied, in part, on information supplied on their Schedule 13G filing with the SEC dated August 20, 2008, by Stephens Investment Management, LLC ("SIM"), Paul H. Stephens ("Paul Stephens"), P. Bartlett Stephens ("Bart Stephens") and W. Bradford Stephens ("Brad Stephens"). SIM serves as general partner and investment manager of Orphan Fund, LP ("Orphan Fund"), Nanocap Fund, LP ("Nanocap Funds") and SIM Personalized Medicine Fund, L.P. ("SIM Personalized Medicine Fund"). As a result, Paul Stephens, Brad Stephens and Bart Stephens, as managing members and owners of SIM, may be deemed to have beneficial ownership with respect to all shares held by SIM, Orphan Fund, Nanocap Funds and SIM Personalized Medicine Fund.

(8)
The investment manager for Vision Opportunity Master Fund, Ltd. ("VOMF") is Vision Capital Advisors, LLC ("VCA"). Ultimate voting and dispositive control rests with Adam Benowitz, as VCA's Senior Managing Member and VOMF's portfolio manager. Each of VCA and Adam Benowitz disclaim beneficial ownership of these securities.

PLAN OF DISTRIBUTION

        We are registering the shares of Common Stock issued to the selling stockholders and issuable upon exercise of the warrants issued to the selling stockholders to permit the resale of these shares of Common Stock by the holders of the shares of Common Stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

        The selling stockholders may sell all or a portion of the Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Common Stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The Common Stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

        Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the Common Stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

        In connection with sales of the Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell Common Stock short and if such short sale shall take place after the date that this Registration Statement is declared effective by the Commission, the selling stockholders may deliver Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge Common Stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Common Stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

        The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholders and any broker-dealer or agents participating in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

        Each selling stockholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the Common Stock was sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

        Under the securities laws of some states, the Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        There can be no assurance that any selling stockholder will sell any or all of the Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

        Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Common Stock to engage in market-making activities with respect to the Common Stock. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

        We will pay all expenses of the registration of the Common Stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

LEGAL MATTERS

        The validity of the issuance of the shares of our common stock offered by this prospectus will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information electronically with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549 or at the SEC's other public reference facilities. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. The SEC's Internet site can be found at http://www.sec.gov.

In addition, we make available on or through our Internet site copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our Internet site can be found at http://www.helicosbio.com.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We are allowed to incorporate by reference information contained in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents and that the information in this prospectus is not complete. You should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list below certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, the information in documents that we file in the future will update and supersede the current information in, and incorporated by reference in, this prospectus.

        We incorporate by reference into this prospectus the documents listed below, any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, and any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the termination of this offering (in each case, except for the information furnished under Item 2.02 or Item 7.01 in any current report on Form 8-K and Form 8-K/A):

  •
  our annual report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 17, 2008 (File No. 001-33484-08693803);

  •
  the information specifically incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2007 from our definitive proxy statement on Schedule 14A filed with the SEC on April 29, 2008 (File No. 001-33484-08785658);

  •
  our quarterly report on Form 10-Q for the quarterly period ended March 31, 2008 filed with the SEC on May 13, 2008 (File No. 001-33484-08828056);

  •
  our quarterly report on Form 10-Q for the quarterly period ended June 30, 2008 filed with the SEC on August 14, 2008 (File No. 001-33484-081020229);

  •
  our quarterly report on Form 10-Q for the quarterly period ended September 30, 2008 filed with the SEC on November 14, 2008 (File No. 001-33484-081189010);

  •
  our current report on Form 8-K filed with the SEC on January 4, 2008 (File No. 001-33484-08511519);

  •
  our current report on Form 8-K filed with the SEC on January 31, 2008 (File No. 001-33484-08565008);

  •
  our current report on Form 8-K filed with the SEC on March 7, 2008 (File No. 001-33484-08674596);

  •
  our current report on Form 8-K/A filed with the SEC on March 13, 2008 (File No. 001-33484-08686507);

  •
  our current report on Form 8-K filed with the SEC on April 18, 2008 (File No. 001-33484-08764922);

  •
  our current report on Form 8-K filed with the SEC on May 1, 2008 (File No. 001-33484-08794533);

  •
  our current report on Form 8-K filed with the SEC on June 30, 2008 (File No. 001-33484-08926083);

  •
  our current report on Form 8-K filed with the SEC on August 20, 2008 (File No. 001-33484-081030462);

  •
  our current report on Form 8-K filed with the SEC on September 12, 2008 (File No. 001-33484-081069853);

  •
  our current report on Form 8-K filed with the SEC on December 2, 2008 (File No. 001-33484-081225762);

  •
  our current report on Form 8-K filed with the SEC on December 4, 2008 (excluding the information furnished under Item 7.01 or any related exhibit) (File No. 001-33484-081230351);

  •
  our current report on Form 8-K filed with the SEC on December 8, 2008 (File No. 001-33484-081236184);

  •
  our current report on Form 8-K filed with the SEC on December 17, 2008 (File No. 001-33484-081253998);

  •
  our current report on Form 8-K filed with the SEC on December 22, 2008 (File No. 001-33484-081264313);

  •
  our current report on Form 8-K filed with the SEC on December 30, 2008 (File No. 001-33484-081274166);

  •
  our current report on Form 8-K filed with the SEC on January 30, 2009 (excluding the information furnished under 7.01 or any related exhibit) (File No. 001-33484-09558640); and

  •
  the description of our capital stock contained in our registration statement on Form 8-A registering our common stock under Section 12 of the Exchange Act, filed with the SEC on May 18, 2007 (File No. 001-33484-07865058).

        We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus upon written or oral request at no cost to the requester. Requests should be directed to: Helicos BioSciences Corporation, One Kendall Square, Building 700, Cambridge, MA 02139, Attn: Investor Relations, telephone: (617) 264-1800.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet website.

        You should rely only on the information provided in and incorporated by reference into this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of these documents.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following sets forth the estimated costs and expenses, all of which shall be borne by the registrant, in connection with the offering of the securities pursuant to this registration statement:

Registration fee	$3,024
Legal fees and expenses	$240,000
Accounting fees	$12,000
Printing expenses	$3,000
Miscellaneous expenses	$0

Total	$258,024

Item 15.    Indemnification of Officers and Directors.

        Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

        Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

        Article VII of our Amended and Restated Certificate of Incorporation, as amended to date (the "Charter"), provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Article VII of the Charter further provides that any repeal or modification of such article by our stockholders or an amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

        Article V of our Amended and Restated By-Laws, as amended to date (the "By-Laws"), provides that we will indemnify each of our directors and officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director's, officer's or employee's behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Article V of the By-Laws further provides for the advancement of expenses to each of our directors and, in the discretion of our board of directors, to certain officers and employees.

        In addition, Article V of the By-Laws provides that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Charter or By-Laws, agreement, vote of stockholders or otherwise. Furthermore, Article V of the By-Laws authorizes us to provide insurance for our directors, officers and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of Article V of the By-Laws.

        We have entered into indemnification agreements with each of our directors. These agreements provide that we will indemnify each of our directors and such entities to the fullest extent permitted by law.

        We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 16.    Exhibits.

Exhibit Number	Description of Document
3.1**	Form of Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference herein to exhibit 3.1 to the Company's Registration Statement on Form S-1 (File No. 333-140973) which became effective on May 24, 2007).
3.2**
Amended and Restated By-laws of the Registrant (Incorporated by reference herein to exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 333-140973) which became effective on May 24, 2007).
3.3**
Form of Fourth Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference herein to exhibit 3.3 to the Company's Registration Statement on Form S-1 (File No. 333-140973) which became effective on May 24, 2007).
4.1**	Specimen Stock Certificate (Incorporated by reference herein to exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No. 333-140973) which became effective on May 24, 2007).
4.2**	Form of Warrant (Incorporated by reference herein to exhibit 4.1 to the Company's Current on Form 8-K, filed with the Securities and Exchange Commission on December 22, 2008).
5.1†	Opinion of Goodwin Procter LLP.
23.1*	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm.
23.2†	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1†	Power of Attorney (included on the signature page to the registration statement).

*
Filed herewith.

**
Previously filed.

†
Previously filed as an exhibit to the Registrant's Form S-3 on January 22, 2009.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

        (4)   That, for the purpose of determining liability under the Securities Act to any purchaser:

            (i)  If the registrant is relying on Rule 430B:

            (A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

           (ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses field in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC this form of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cambridge, Commonwealth of Massachusetts, on February 13, 2009.

HELICOS BIOSCIENCES CORPORATION
By:	/s/ Ronald A. Lowy Ronald A. Lowy Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald A. Lowy and Stephen P. Hall, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agent, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

* Stanley N. Lapidus	Chairman of the Board of Directors	February 13, 2009
/s/ Ronald A. Lowy Ronald A. Lowy	Chief Executive Officer, Director (Principal Executive Officer)	February 13, 2009
* Stephen J. Lombardi	President, Director	February 13, 2009
/s/ Stephen P. Hall Stephen P. Hall	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 13, 2009

SIGNATURE	TITLE	DATE

* Noubar B. Afeyan	Director	February 13, 2009
* Elisabeth K. Allison	Director	February 13, 2009
* Brian G. Atwood	Director	February 13, 2009
* Peter Barrett	Director	February 13, 2009
* Robert F. Higgins	Director	February 13, 2009
* Theo Melas-Kyriazi	Director	February 13, 2009

*By:	/s/ Stephen P. Hall Stephen P. Hall Attorney- in- Fact

EXHIBIT INDEX

Exhibit Number	Description of Document
3.1**	Form of Third Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference herein to exhibit 3.1 to the Company's Registration Statement on Form S-1 (File No. 333-140973) which became effective on May 24, 2007).
3.2**
Amended and Restated By-laws of the Registrant (Incorporated by reference herein to exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 333-140973) which became effective on May 24, 2007).
3.3**
Form of Fourth Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference herein to exhibit 3.3 to the Company's Registration Statement on Form S-1 (File No. 333-140973) which became effective on May 24, 2007).
4.1**	Specimen Stock Certificate (Incorporated by reference herein to exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No. 333-140973) which became effective on May 24, 2007).
4.2**	Form of Warrant (Incorporated by reference herein to exhibit 4.1 to the Company's Current on Form 8-K, filed with the Securities and Exchange Commission on December 22, 2008).
5.1†	Opinion of Goodwin Procter LLP.
23.1*	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm.
23.2†	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1†	Power of Attorney (included on the signature page to the registration statement).

*
Filed herewith.

**
Previously filed.

†
Previously filed as an exhibit to the Registrant's Form S-3 on January 22, 2009.